Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – October 30, 2020

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2020 Results:

●	Net earnings of $1.9 million, or $0.54 per share, compared to $2.2 million, or $0.62 per share for the third quarter of 2019

●	Provision for loan losses of $250 thousand, compared to none for the third quarter of 2019

●	Allowance for loan losses to total loans of 1.18% or 1.28% excluding Paycheck Protection Plan (“PPP”) loans, compared to 0.95% at year-end 2019

●	Net interest margin decreased to 2.72%, compared to 3.41% in the third quarter of 2019

●	Mortgage lending income of $0.7 million more than doubled, compared to $0.3 million in the third quarter of 2019

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.54 per share, for the third quarter of 2020, compared to $2.2 million, or $0.62 per share, for the third quarter of 2019. Net earnings for the nine months of 2020 were $5.4 million, or $1.51 per share, compared to $7.1 million, or $1.97 per share, for the first nine months of 2019.

“We are open and continue to serve our customers’ banking needs despite a challenging operating environment due to COVID-19. I am very proud of the response from our team,” said Robert W. Dumas, Chairman, President, and CEO.

“The economic effects of the pandemic have resulted in an additional provision for loan losses in the third quarter of 2020. In addition, we are experiencing net interest margin compression as a result of the historic low interest rate environment. Despite these challenges, we are very pleased with the increase in noninterest income as mortgage lending income more than doubled for both the quarter and first nine months of 2020.

“We are proactively working with our customers as payment deferrals have declined from nearly $113 million at June 30, 2020 to roughly $87 million at September 30, 2020. We expect this number to continue to decline in the fourth quarter of 2020 when most of the remaining initial deferral periods expire. While a great deal of uncertainty remains regarding the duration of the pandemic and its effects on our customers, we believe the Company is well positioned to continue supporting our customers and communities through this crisis,” said Mr. Dumas.

Net interest income (tax-equivalent) was $6.0 million for the third quarter of 2020, a decrease of 11% compared to $6.7 million for the third quarter of 2019. This decrease was primarily due to net interest margin compression resulting from the Federal Reserve’s efforts to keep market interest rates low.

Net interest margin (tax-equivalent) decreased to 2.72% in the third quarter of 2020, compared to 3.41% for the third quarter of 2019 primarily due to the lower interest rate environment and changes in our asset mix resulting from the significant short-term liquidity increase in customer deposits.

At September 30, 2020, the Company’s allowance for loan losses was $5.6 million, or 1.18% of total loans, compared to $4.4 million, or 0.95% of total loans, at December 31, 2019 and $4.8 million, or 1.03% of total loans, at September 30, 2019. Excluding PPP loans, the Company’s allowance for loan losses was 1.28% of total loans at September 30, 2020. The provision for loan losses was $250 thousand for the third quarter of 2020, compared to no provision for loan losses during the third quarter of 2019. The increase in the provision for loan losses was related to adverse changes in economic conditions and portfolio trends driven by the COVID-19 pandemic, including higher unemployment in our primary market area. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, economic conditions, loan growth, credit quality and the amount of net charge-offs.

We have identified certain commercial sectors with enhanced risk resulting from the impact of COVID-19. Loans within these sectors represent 49% of the Company’s total COVID-19 related modifications at September 30, 2020. The table below summarizes the loans outstanding for these sectors at September 30, 2020.

	Portfolio Segment

(Dollars in thousands)	Commercial and industrial	Construction and land development	Commercial real estate	Total	% of Total Loans
September 30, 2020:
Hotel/motel	$753	9,890	43,111	$53,754	11%
Shopping centers	13	—	33,630	33,643	7
Retail, excluding shopping centers	283	161	18,149	18,593	4
Restaurants	1,516	—	13,306	14,822	4

Total	$2,565	10,051	108,196	$120,812	26%

At September 30, 2020, we have granted loan payment deferrals or other loan modifications totaling $87.1 million, or 18% of total loans, compared to $112.7 million, or 24% of total loans at June 30, 2020. The tables below provide information concerning the composition of these COVID-19 modifications as of September 30, 2020.

COVID-19 Modifications			Modification Types

(Dollars in thousands)	Balance	% of Portfolio Modified	Interest Only Payment	P&I Payments Deferred
Commercial and industrial	$1,541	2%	37%	63%
Construction and land development	45	—	—	100
Commercial real estate	82,491	33	32	68
Residential real estate	2,874	3	5	95
Consumer installment	117	2	—	100

Total	$87,068	24%	24%	76%

COVID-19 Modifications within High Exposure Commercial Real Estate Segments

(Dollars in thousands)	Balance of Loans Modified	% of Total Segment Loans
Hotel/motel	$42,018	78%
Shopping centers	6,938	21
Retail, excluding shopping centers	3,033	16
Restaurants	7,523	51

Noninterest income was $1.4 million in the third quarter of 2020, compared to $1.0 million in the third quarter of 2019. The increase was primarily due to an increase in mortgage lending income as lower interest rates for mortgage loans increased refinancing activity and pricing margins improved.

Noninterest expense was $4.7 million in the third quarter of 2020 compared to $4.8 million during the third quarter of 2019. The decrease was primarily due to a decrease in other noninterest expense, including marketing and various other expenses.

Income tax expense was $0.4 million for the third quarter of 2020 compared to $0.5 million during third quarter of 2019. The Company’s effective tax rate for the third quarter of 2020 was 17.23%, compared to 19.28% in the third quarter of 2019.

The Company paid cash dividends of $0.255 per share in the third quarter of 2020, an increase of 2% from the same period in 2019. At September 30, 2020, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $938 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic and related government, Federal Reserve and regulatory actions, including economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019, our interim reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)
	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Results of Operations
Net interest income (a)	$5,990	$6,707	$18,519	$20,215
Less: tax-equivalent adjustment	122	140	369	431

Net interest income (GAAP)	5,868	6,567	18,150	19,784
Noninterest income	1,374	991	3,972	3,036

Total revenue	7,242	7,558	22,122	22,820
Provision for loan losses	250	—	1,100	—
Noninterest expense	4,653	4,824	14,468	14,064
Income tax expense	403	527	1,156	1,699

Net earnings	$1,936	$2,207	$5,398	$7,057

Per share data:
Basic and diluted net earnings:	$0.54	$0.62	$1.51	$1.97
Cash dividends declared	$0.255	$0.25	$0.765	$0.75
Weighted average shares outstanding:
Basic and diluted	3,566,239	3,568,287	3,566,184	3,586,642
Shares outstanding, at period end	3,566,276	3,566,146	3,566,276	3,566,146
Book value	$29.81	$27.12	$29.81	$27.12
Common stock price:
High	$56.80	$47.38	$63.40	$47.38
Low	26.26	32.33	24.11	30.61
Period-end:	36.26	47.38	36.26	47.38
To earnings ratio	15.97x	18.08x	15.97x	18.08x
To book value	122%	175%	122%	175%
Performance ratios:
Return on average equity (annualized)	7.26%	9.25%	6.94%	10.17%
Return on average assets (annualized)	0.84%	1.06%	0.81%	1.14%
Dividend payout ratio	47.22%	40.32%	50.66%	38.07%
Other financial data:
Net interest margin (a)	2.72%	3.41%	2.96%	3.48%
Effective income tax rate	17.23%	19.28%	17.64%	19.40%
Efficiency ratio (b)	63.19%	62.67%	64.33%	60.49%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$549	$174	$549	$174

Total nonperforming assets	$549	$174	$549	$174

Net (recoveries) charge-offs	$(17)	$44	$(89)	$(61)

Allowance for loan losses as a % of:
Loans	1.18%	1.03%	1.18%	1.03%
Nonperforming loans	1,015%	2,763%	1,015%	2,763%
Nonperforming assets as a % of:
Loans and other real estate owned	0.12%	0.04%	0.12%	0.04%
Total assets	0.06%	0.02%	0.06%	0.02%
Nonperforming loans as a % of total loans	0.12%	0.04%	0.12%	0.04%
Annualized net (recoveries) charge-offs as a % of average loans	(0.01)%	0.04%	(0.03)%	—%

Selected average balances:
Securities	$315,542	$247,114	$288,164	$243,666
Loans, net of unearned income	465,285	472,747	461,170	474,438
Total assets	924,949	829,761	885,941	826,213
Total deposits	810,747	729,608	775,853	729,126
Total stockholders’ equity	$106,709	$95,400	$103,707	$92,555
Selected period end balances:
Securities	$320,922	$251,152	$320,922	$251,152
Loans, net of unearned income	472,453	465,108	472,453	465,108
Allowance for loan losses	5,575	4,807	5,575	4,807
Total assets	937,890	824,963	937,890	824,963
Total deposits	823,980	723,071	823,980	723,071
Total stockholders’ equity	$106,314	$96,720	$106,314	$96,720

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP

Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,

(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net interest income, as reported (GAAP)	$5,868	$6,567	$18,150	$19,784
Tax-equivalent adjustment	122	140	369	431

Net interest income (tax-equivalent)	$5,990	$6,707	$18,519	$20,215